Exhibit 99.2

GAP INC. APPROVES NEW $1 BILLION SHARE REPURCHASE AUTHORIZATION

AND PLANS TO INCREASE 2012 DIVIDEND

Announcement Underscores Company’s Continued Commitment to Return Cash to Shareholders

SAN FRANCISCO – February 23, 2012 – Gap Inc. (NYSE: GPS) today announced that its Board of Directors approved cash distribution strategies focused on delivering value to its shareholders.

Gap Inc.’s Board of Directors approved a new $1 billion share repurchase authorization and approved a plan to increase the annual dividend per share by 11 percent, from $0.45 in fiscal year 2011 to $0.50 for fiscal year 2012.

“Even against the tough business environment in 2011, we generated over $800 million in free cash flow and returned more than $2.3 billion through share repurchases and dividends,” said Sabrina Simmons, chief financial officer of Gap Inc. “Today’s announcements underscore our continued commitment to delivering value to our shareholders through cash distributions.”

With this announcement, Gap Inc. will have nearly tripled its dividend since 2005. The first quarterly dividend of $0.125 per share was declared for payment on or after April 27, 2012 to shareholders of record at the close of business on April 5, 2012. Additional quarterly dividends are expected to be paid in July, October and January.

The announcement of the new $1 billion share repurchase authorization replaces the previously announced authorization, which had $441 million remaining as of today. Since October 2004, the company has distributed close to $13 billion in cash to shareholders, spending more than $11 billion in share repurchases, retiring about 570 million shares. In fiscal 2011, the company repurchased 111 million shares for $2.1 billion.

SEC Regulation G

This press release includes the non-GAAP measure free cash flow, which under SEC Regulation G we are required to reconcile with GAAP. Please see the reconciliation of free cash flow, a non-GAAP financial measure, to the GAAP financial measure in the table at the end of this release.

Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	future share repurchases and dividends; and

•	returning cash to shareholders.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that changes in general economic conditions or consumer spending patterns will have a negative impact on the company’s financial performance or strategies;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging fashion trends and changing consumer preferences;

•	the risk that the company’s efforts to expand internationally may not be successful and could impair the value of its brands;

•

the risk that trade matters, sourcing costs, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations, or impact its financial results;

•	the risk that the company’s franchisees will be unable to successfully open, operate, and grow the company’s franchised stores;

•

the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;

•	the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives;

•

the risk that changes in the company’s credit profile or deterioration in market conditions may limit its access to the capital markets and adversely impact its financial results and its ability to service its debt while maintaining other initiatives;

•	the risk that updates or changes to the company’s information technology (“IT”) systems may disrupt its operations;

•

the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations; and

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, as well as the company’s subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements are based on information as of February 23, 2012. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,000 company-operated stores, about 200 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Stacy Rollo

(415) 420-8203

press@gap.com

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	52 Weeks Ended January 28, 2012
Net cash provided by operating activities	$1,363
Less: purchases of property and equipment	(548)

Free cash flow (a)	$815

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.